Jacob Internet Fund Inc.

Financial Statements
July 13, 1999 through September 20, 1999




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                        Report of Independent Accountants



To the Shareholders and Board of Directors of Jacob Internet Fund Inc.


In our opinion, the accompanying statement of assets and liabilities and the related statement of operations present fairly, in all material respects, the financial position of Jacob Internet Fund (constituting the Jacob Internet Fund Inc. and hereafter referred to as the "Fund") at September 20, 1999 and the results of its operations for the period from July 13, 1999 (inception) through September 20, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.





/s/PricewaterhouseCoopers LLP
September 21, 1999




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Jacob Internet Fund
Statement of Assets and Liabilities
September 20, 1999
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ASSETS

Cash                                                  $    100,000
Receivable from Adviser                                     80,375
Prepaid Expenses                                            36,362
                                                      ------------------

Total Assets                                               216,737
                                                      ------------------

LIABILITIES

Payable to Adviser                                         116,737
                                                      ------------------
Total Liabilities                                          116,737
                                                      ------------------

NET ASSETS                                            $    100,000
                                                      ==================

Capital Shares outstanding $0.001 par value;
4,000,000,000 shares authorized                             10,000
                                                      ==================

Net asset value, offering and redemption
price per share (net assets/shares outstanding)       $      10.00
                                                      ==================







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Jacob Internet Fund
Statement of Operations
For the period July 13, 1999 (inception) through September 20, 1999
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EXPENSES:

Organizational expenses                          $      80,375
Less:  Expenses reimbursed by Adviser                  (80,375)
                                                 ------------------

Net income/(loss)                                $           0
                                                 ==================








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Jacob Internet Fund
Notes to Financial Statements
As of September 20, 1999
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1.    Organization

      The Jacob Internet Fund Inc. (the "Corporation") was organized as a Maryland corporation on July 13, 1999 and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company issuing its shares in series, each series representing a distinct portfolio with its own investment objectives and policies. The series presently authorized is the Jacob Internet Fund Inc. (the "Fund"). Pursuant to the 1940 Act, the Fund is a "diversified" series of the Corporation. The Fund has had no operations other than those related to organizational matters, including the sale of 10,000 shares of the Fund for cash in the amount of $10 per share to the initial investor (Ryan I. Jacob, Chief Executive Officer of Jacob Asset Management LLC - see Note 3) on September 20, 1999.

2.    Significant Accounting Policies

      Organization and Prepaid Initial State Registration and Insurance Expenses Expenses incurred by the Corporation in connection with the organization and initial public offering are expensed as incurred. These expenses were advanced by the Adviser, and the Adviser has agreed to reimburse the Fund for these expenses, subject to potential recovery (see Note 3). Prepaid initial state registration and insurance expenses are deferred and amortized over twelve months.

      Federal Income Taxes
      The Fund intends to comply with the requirements of the Internal Revenue Code necessary to qualify as a regulated investment company and to make the requisite distributions of income and capital gains to its shareholders sufficient to relieve it from all or substantially all Federal income taxes.

      Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.




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Jacob Internet Fund
Notes to Financial Statements, Continued
As of September 20, 1999
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3.    Investment Adviser

      The Corporation has an Investment Advisory Agreement (the "Agreement") with Jacob Asset Management LLC (the "Adviser"), with whom certain officers and directors of the Corporation are affiliated, to furnish investment advisory services to the Fund. Under the terms of the Agreement, the Corporation, on behalf of the Fund, compensates the Adviser for its management services at the annual rate of 1.25% of the Fund's average daily net assets.

      The Adviser has agreed to waive, through August 31, 2000, its management fee and/or reimburse the Fund's other expenses, including organization expenses, to the extent necessary to ensure that the Fund's operating expenses do not exceed 2.00% of its average daily net assets. Any such waiver or reimbursement is subject to later adjustment to allow the Adviser to recoup amounts waived or reimbursed to the extent actual fees and expenses for a fiscal year are less than the expense limitation cap of 2.00%, provided, however, that the Adviser shall only be entitled to recoup such amounts for a period of three years from the date such amount was waived or reimbursed.

4.    Distribution and Service Plan

      The Corporation, on behalf of the Fund, has adopted a distribution and service plan (the "Plan"), pursuant to Rule 12b-1 under the Investment Company Act. The Plan provides that the Fund will compensate the Adviser with a fee of 0.25% per annum of the Fund's average daily net assets for certain expenses and costs incurred in connection with providing shareholder servicing and maintaining shareholder accounts and to compensate parties with which it has written agreements and whose clients own shares of the Fund for providing servicing to their clients ("Shareholder Servicing"). The Plan also provides that the Lepercq de Neuflize Securities Inc. (the "Distributor") is paid a fee equal to 0.10% of the Fund's average daily net assets on an annual basis to permit payments to be made to broker-dealers and other financial institutions with which it has written agreements and whose clients are Fund shareholders for providing distribution assistance and promotional support to the Fund.